                                                                      EXHIBIT 12

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                              YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                   1995       1994       1993      1992      1991
                                                  ------     ------     ------     -----     -----
Earnings:
  Income from continuing operations before
     income taxes...............................  $268.7     $179.1     $244.9     $53.1     $23.8
  Add:
     Interest expense -- net....................    31.1       21.1        9.4      17.4      26.1
     Rental expense representative of interest
       factor...................................    13.1        4.9        3.4       3.6       3.8
     Preferred dividends of subsidiaries........     5.4         --         --        --        --
     Minority interest income...................     (.2)        --         --        --        --
     Other......................................      .8         .8       (1.0)     (5.7)      (.1)
                                                  ------     ------     ------     -----     -----
Total earnings as adjusted plus fixed charges...  $318.9     $205.9     $256.7     $68.4     $53.6
                                                  ======     ======     ======     =====     =====
Fixed charges:
  Interest expense -- net.......................  $ 31.1     $ 21.1     $  9.4     $17.4     $26.1
  Capitalized interest..........................     9.8        4.7        5.4       2.9       3.5
  Rental expense representative of interest
     factor.....................................    13.1        4.9        3.4       3.6       3.8
  Pretax effect of dividends on preferred stock
     of subsidiaries............................     7.7         --         --        --        --
                                                  ------     ------     ------     -----     -----
          Total fixed charges...................  $ 61.7     $ 30.7     $ 18.2     $23.9     $33.4
                                                  ======     ======     ======     =====     =====
Ratio of earnings to fixed charges..............    5.17       6.71      14.10      2.86      1.60
                                                  ======     ======     ======     =====     =====
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